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                                                                    EXHIBIT 10.7



                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of, June 25, 2001, (Employment Agreement") by and between Barden Colorado Gaming, LLC, a Colorado limited liability company d/b/a Fitzgeralds Black Hawk ("the Company") and Joe
C. Collins ("Executive").

                                    RECITALS


A. The Company and the Executive desire to enter into an Employment Agreement, which supersedes any and all other agreements, either oral or in writing with respect to the employment of Executive by the Company.


B. The Company and the Executive desire that the Employment Agreement only become effective upon the successful completion of the acquisition of Fitzgeralds Black Hawk by the Company ("Acquisition Date").

1.       Terms

         The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, on the terms and conditions of the Employment Agreement, for a two year period ("Period of Employment") commencing on the Acquisition Date (such Period of Employment being subject to earlier termination provided herein). Upon the expiration of the Period of Employment, Executive's employment with the Company shall cease, unless mutually extended by both parties.

2.       Duties and Services

         During the period(s) of employment, Executive agrees to serve the Company as its Vice President and General Manager and in such other offices and positions of the Company within his areas of expertise and to perform such other reasonable and appropriate duties consistent with such positions (s) as may be requested of him by the President and Chief Executive Officer and/or his designee of the Company, In accordance with the terms herein set forth. Excluding periods of personal time off to which Executive is entitled, Executive shall devote his full time energy and skills to the business and affairs of the Company and to the promotion of its interests. The Executive shall perform all such duties to the best of his ability and in a diligent manner. Executive may be reasonably required to travel outside Black Hawk, Colorado from time to time. Executive acknowledges and agrees that this Employment is subject to the licensing and regulatory control of the Colorado Division of Gaming and various other state, county and city gaming regulatory enforcement agencies (collectively the "Gaming Authorities") which may require that Executive be Investigated for personal suitability and licensing. Executive shall fully cooperate with the Gaming Authorities in order that he may obtain all required licenses, permits, approvals or findings of suitability required in connection with his employment hereunder. Company agrees to pay all reasonable costs associated with licensing of Executive.


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3.       Compensation

         (a) Salary. As compensation for his services hereunder, the Company shall pay Executive during the Period of Employment, annual salary of One Hundred Sixty Thousand Dollars ($160,000) less all applicable federal, state and local taxes, social security and other governmental mandated deductions, which shall be payable in installments in accordance with the Company's compensation schedule as in existence from time to time. On the anniversary of the Acquisition Date, the Executive shall receive an annual performance review at which time he shall be considered for a merit increase in his annual salary.

         (b) Bonus. On the one (1) year anniversary of the Acquisition Date, Executive shall be eligible to receive a retention bonus of Twelve Thousand Dollars ($12,000), provided the Executive is then employed by the Company and in good standing. In addition, Executive shall be entitled to such bonuses and other benefits as the Company may periodically award in its sole discretion.

         (c) Fringe Benefits. For such period of time as Executive is employed by the Company during the Period of Employment, Executive shall receive coverage under the Company's medical insurance program (as such program is in effect from time to time) on terms no less favorable than those generally made available to the Company's executives, shall receive a five hundred dollar ($500) per month car allowance, and shall receive a five thousand dollar ($5,000) per annum allowance for unreimbursed medical expenses submitted in accordance with expense procedures. Nothing contained herein shall preclude the Executive from participating in any present or future employee benefit plans of the Company, including without limitation any 401 (k) plan, profit-sharing plan, savings plan, deferred compensation plan and health and accident plan or arrangement, if he meets the eligibility requirements therefor.

         (d) Vacation. Executive shall be entitled to maintain his current vacation schedule to be taken at time or times mutually acceptable to Executive and the Company, in accordance with the policy in effect at the time.

         (e) Business Expenses. All reasonable travel and other expenses incident to the rendering of services by Executive hereunder shall be paid by the Company. If any such expenses are paid in the first instance by Executive, the Company shall reimburse him therefor on presentation of appropriate documentation required by the Internal Revenue Code and Regulations or otherwise required under the Company policy in connection with such expenses.

4.       Early Termination

         (a) Notwithstanding the provisions of Section 1 hereof, the Executive may be terminated by the Company for Cause (as defined herein), in which event the period of employment hereunder shall cease and terminate and the Company



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                  shall have no further obligation or duties under this
                  Employment Agreement, except for obligations accrued under
                  Section 3 as of the date of termination.
         (b) Prior to termination for a performance deficiency as described in Sections 4(a)(v),(vi), (vii) and (viii). Executive shall be given notice of deficiency and thirty (30) days within which to cure the same.

For the purposes of this Employment Agreement ("Cause") shall be deemed to exist only upon (i) conviction of a felony (ii) embezzlement or misappropriation of funds or property of the Company or any affiliates; (iii) failure to obtain and maintain during the period(s) of employment all licenses, permits, approvals or findings or suitability with Gaming and other Regulatory Authorities approval or finding of suitability; (iv) conviction of any criminal or other improper act which could result in the suspension or revocation of any such license, permit approval or finding of suitablity; (v) Executive's repeated failure to comply with any policies or procedures of the Company whether or not now in effect;
(vi) upon the material breach by Executive of this Employment Agreement; (vii) excessive absenteeism or tardiness on the part of the Executive or (viii) any other conduct which has or may reasonably be expected to have a material adverse effect on the Company or the business of the company.

         (c) In addition, the Period of Employment hereunder shall cease and terminate upon the earliest to occur the following events:
                  (i) death of executive, or (ii) the inability of Executive by reason of physical or mental disability to continue the proper performance of his duties hereunder for a period of sixty (60) consecutive days (subject to the requirements of the Americans with Disabilities Act and Family Medical Leave Act). Upon the occurence of these events the Company shall continue to pay to Executive or his estate, the entire compensation otherwise payable to him under Section 3(a) hereof for the lesser of sixty (60) days or the remaining Period of Employment and shall have no further obligation or duties under this Employment Agreement.

         (d) In the event that the Executive is discharged by the Company other than Cause pursuant to Section 4(a) hereof or is discharged by reason of physical or mental disability pursuant to Section 4(b) hereof, Executive shall have no further obligations or duties under this Employment Agreement; provided, however, that Executive shall continue to be bound by the provisions of Section 5 hereof. However, if Executive should die prior the end of such period, the provisions of
                  Section 4(a) hereof shall be applicable as though the Executive's employment hereunder had not been terminated.

         (e) This Employment Agreement may be terminated by mutual agreement of the Company and the Executive. The terms and conditions of any such termination agreement shall be set forth in writing and signed by both parties.


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5.       Confidentiality, Intellectual Property and Non-Competition

         (a) The Company and Executive acknowledge that the services to be performed by Executive under this Employment Agreement are unique and extraordinary and, as a result of such employment, Executive will be in possession of confidential information, proprietary information and trade secrets (collectively, "Confidential Information") relating to the business practices of the Company and its affiliates, and that these constitute "Trade Secrets" under the Colorado Uniform Trade Secrets Act.

Trade Secrets Act. The Confidential Information referenced herein includes but is not limited to the following which are or were developed for the Company by Executive or any other Company employee or agent; names and addresses of guests; computer programs; software and disks; business plans; analytical techniques and methodology; measurement criteria; guest developement techniques; market research; training manuals and video tapes. Executive agrees that he will not disclose or use the Confidential Information, directly or indirectly during or after his employment, other than in the performance of his duties for the Company.

         (b) The Company and Executive agree that violation of Executive's obligations under Section 5(a) of this Employment Agreement shall constitute "misappropriation" of the Company's trade secrets under the Colorado Trade Secrets Act, and the Company's remedies for any such violation shall be those set out in the said Act.

         (c) Upon termination of his employment with Company for any reason, Executive shall (i) immediately return to the Company all the materials delivered to Executive during employment of paid for by the Company, including but not limited to, originals, duplicates or copies of keys, tools, telephones, pagers, manuals, plans, memoranda, reports, systems, procedures, forms, advertising materials, offices supplies, presentations, flow charts, narratives, organization charts and other employment agreements, (ii) give to the Company on computer disk and then destroy any trade secrets in any physical form, including originals, duplicates, or copies to the Company and (iii) give to the Company on computer disk and then destroy any trade secrets or any other Company information stored in any computer or electronic device owned or used by Executive.

         (d) All programs, ideas, strategies, approaches, practices or inventions created, developed, obtained or conceived of by executive during the term hereof by reason of his employment by the Company, shall be owned and belong exclusively to the Company, provided that they are related in any manner to business or that of any of it's affiliates. Executive shall
                  (i) promptly disclose all such programs ideas, strategies, approaches, practices, inventions or business opportunities to the Company and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such terms.

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         (e)      Executive agrees that during the period of employment he will not become a stockholder, director, officer, employee or agent of or consultant to any corporation, or member of or consultant to any partnership or other entity, or engage in any business as a sole proprietor or act as a consultant to any such entity, or otherwise engage, directly or indirectly, in any enterprise, in each case which competes with or has a vendor relationship with any business or activity engaged in, or known by Executive to be contemplated to be engaged in, by the Company or any of it's affiliates, provided, however, that competition shall not include the ownership (solely as an investor and without participation in or contact with the management of the business) of less than one percent of the outstanding share of stock of any corporation engaged in any such business, which shares are regularly traded on a national securities exchange or in an over-the-counter market. The Company, in its sole discretion, may waive one or more of the restrictions set forth in this subsection; however, any such waiver must be in writing executed by an authorized Company representative, and shall be effective only to the extent it is set forth in writing.

         (f) Executive agrees that for a one (1) year term following his termination of employment with the Company, in Gilpin County, Colorado, he will not become a stockholder, director, officer, employee or agent of or consultant to any corporation, or member of or consultant to any partnership or other entity or engage in any business as a sole proprietor in or act as a consultant to any such entity in or otherwise engage, directly or indirectly, in any enterprise in each case which competes with or has a vendor relationship with any business or activity engaged in, or known by Executive to be contemplated to be engaged in, by the Company or any of its affiliates, provided, however, that competition shall not include the ownership (solely as an investor and without any other participation in or contact with the management of the business) of less than one percent of the outstanding shares of stock of any corporation engaged in any such business, which shares are regularly traded on a national securities exchange or in an over-the-counter market. The Company, in its sole discretion, may waive one or more of the restrictions set forth in this subsection; however, any such waiver must be in writing executed by an authorized Company representative, and shall be effective only to the extent it is set forth in writing.

         (g) Executive further agrees that neither Executive nor any person enterprise controlled by Executive will solicit for employment any person employed by the Company or any of its sister properties during and within one year following the termination of Executive's employment.

         (h) Unless required by law, Executive shall not disclose the existence of this Employment Agreement or the terms and conditions hereof to any other person, except to Executive's attorneys, accountants and financial/banking institutions who have a need to know.
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         (i)      The covenants in this Section 5 on the part of the Executive shall be construed as an agreement independent of any other provision in its Employment Agreement; and the existence of any claim or cause of action of Executive against Company, whether predicted on this Employment Agreement or otherwise, shall not constitute a defense to the enforcement by Executive of these covenants. It is agreed by the parties hereto that if any portion of the covenants against solicitation are held to be unreasonable, arbitrary or against public policy, the covenants herein shall be considered divisible both as to time and scope; and each month of the specified period shall be deemed a separate period of time, so that the lesser period of time shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that, in the event any court determines the specified time period to be reasonable, arbitrary or against public policy, a lesser time period which is determined to be unreasonable, not arbitrary and not against public policy may be enforced against Executive. It is further agreed by the parties hereto that, in the event of a breach or violation or threatened breach or violation by Executive of the provisions of this section, the Company shall be entitled to obtain injunctive relief from a court of competent jurisdiction restraining the activities set forth herein in breach or violation of this section (without posting a bond therefor and upon 24 hours notice to Executive), whether directly or indirectly. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to it by law or by this Employment Agreement for breach, violation or threatened breach or violation of the provisions of this section, including, by way of illustration and not by way of limitation, the recovery of damages from Executive or any other person, firm, corporation or entity. The provisions of this section shall survive any termination of this Employment Agreement for the purpose of providing Company with the protection of Covenants of Executive provided herein. Executive acknowledges that his capabilities and education are such that enforcement of the restrictions contained herein shall not prevent him from earning a livelihood.

6.       Representations and Warranties

         (a) Executive represents and warrants to Company that his execution, delivery and performance of this Employment Agreement will not result in or constitute a breach of or conflict with any term, covenant condition, or provision of any commitment, contract, or other agreement or instrument, including, without limitation, any other employment agreement, to which Executive is or has been a party.

         (b) Executive shall indemnify, defend and hold harmless Company for, from, and against any and all losses, claims, suits, damages, expenses, or liabilities, including court costs and counsel fees, which Company has incurred or to which Company may become subject, insofar as such losses, claims, suits, damages, expenses, liabilities, costs, or fees, arise out of or are based upon any failure of any representation or warranty of Executive in section 6(a) hereof to be true and correct when made.





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7.       Assignment and Change of Control

         (a) Executive shall not assign his rights or delegate the performance of these obligations hereunder without the prior written consent of the Company. Subject to the provisions of the preceding sentence, all the terms of this Employment Agreement shall be binding upon and shall inure to the benefit of the parties and their legal representatives, heirs, successors and assigns.

         (b) Upon a "Change of Control" the Company may assign this Employment Agreement. For this purpose, a "Change of Control" shall mean a sale of substantially all of the assets of the Company. Upon the occurrence of a Change of Control, Company Will pay Employee all payments Company would have been obligated to make pursuant to Section 3 hereof, based upon a termination date that is six (6) months after the date on which the period of employment would have expired but for such termination by reason of a Change of Control.

8.       Arbitration

         Any claim or controversy arising out of or relating to this Agreement shall be settled by arbitration in Denver County Colorado, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgement on the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three (3) arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two (2) arbitrators so chosen. Each party shall pay the fees of the arbitrator it selects and of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee if the third arbitrator, and all other fees and costs, shall be borne equally by the parties. Notwithstanding this arbitration provision, if the Company deems it necessary to seek extraordinary or equitable remedies, it may seek the same through the appropriate court.

9.       Notice

         Any notice or other communication required or permitted to be given hereunder shall be made in writing and shall be delivered in person or mailed by prepaid registered or certified mail, return receipt requested, addressed to the parties as follows:

         If to the Company:

         Barden Colorado Gaming, LLC
         c/o Majestic Star Casino
         1 Buffington Harbor Drive
         Gary, Indiana 46406-3000

         Attention: President and Chief Executive Officer

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         If to the Executive:

         Joe C. Collins
         5956 Dunraven Court
         Golden, Colorado 80403

         or to such other addresses as the party shall have furnished in writing in accordance with this Section. Such notices or communication shall be effective upon delivery in person, and upon actual receipt or three (3) days after mailing, whichever is earlier, if delivered by mail.

10.      Breach of Agreement

         Should the Company be in breach of this Employment Agreement and/or it be determined that Executive has not been terminated for Cause (the position first taken by Company for terminating the contract), then this entire Employment Agreement shall be null and void and of no further force or effect. Further, Executive shall be entitled to all benefits and compensation under the Employment Agreement as well as attorney fees and costs incurred in vindicating himself or establishing a breach by the Company. Conversely, if the Executive is determined to be in breach of this Employment Agreement, the Company shall be entitled to costs and attorney fees in validating that breach.

11.      Parties In Interest

         The benefits and obligations of this Employment Agreement shall be binding upon and insure to the benefit of Executive, and it shall be binding upon and insure to the benefit of the Company, its subsidiaries and related entities, as well as any corporation succeeding to all or substantially all of the business assets of the Company by merger, consolidation, purchase of assets or otherwise.

12.      Entire Agreement

         This Employment Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification of this Employment Agreement will be effective only if it is in writing signed by the party to be charged.


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13.      Governing Law and Venue

         This Agreement is to be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.


14.      Acknowledgement

         Executive acknowledges that he has been given a reasonable period of time to study this Agreement before signing it. Executive certifies that he has fully read, has received an explanation of, and completely understands the terms, nature, and effect of this Agreement and to seek the advice of legal counsel. Executive further acknowledges that he is executing this Agreement freely, knowingly, and voluntarily and that Executive's execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever. In executing this Agreement, Executive does not rely on any inducements, promises, or representations by Company other than the terms and conditions of this Agreement.


15.      Effective Date

         This Employment Agreement shall become effective on the Acquisition
         Date.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth hereinabove.


         COMPANY:                                  EXECUTIVE:
         Barden Colorado Gaming, LLC
         d/b/a/Fitzgeralds Black Hawk



         By: /s/ Michael E. Kelly                  By: /s/ Joe C. Collins
            ---------------------------               --------------------------
         Michael E. Kelly                          Joe C. Collins
         Chief Operating Officer